Exhibit 99.4

Communication Guidelines for Proposed Employee Stock Option Exchange Program

To all managers:

Today we announced to our employees our intention to seek stockholder approval for an employee stock option exchange program. You should have received an email from me earlier today with the announcement and a link to some additional information and an FAQ.

Assuming that we receive the necessary stockholder approval at our annual meeting of stockholders on June 19, we will provide you and all employees an update. Once we set a launch date for the employee stock option exchange, we will provide further information on the exchange and will hold sessions with employees to provide them the information needed to make their decisions as to whether to participate and the details of how to do so.

You should know that option exchanges are governed by SEC rules and regulations. Accordingly, we are required to file with the SEC all written and recorded information provided on the exchange. Since you are a manager, you will likely be asked questions by employees. Communications between you and employees are subject to these SEC requirements.

Please use the communication guidelines below when responding to questions and comments. Failure to do so could result in us having to take a series of complicated (and expensive) corrective actions. I am asking for your strict adherence to the requirements below:

— Prior to the commencement of the employee stock option exchange program: do not guarantee that the exchange program will start by any given date. The decision of if and when to begin the exchange program will be made by our Board of Directors, the Compensation Committee or our named executive officers.

— Do not answer a question via email or by leaving a voicemail. SEC rules require us to file all written and recorded communications made on behalf of EFI about the exchange program with the SEC. SEC filings are expensive (so we want to minimize the number of filings we have to make). If incorrect information is given to employees (or some employees are given additional information that no one else has), we will have to take a series of complicated (and expensive) corrective steps.

— If you forget and leave a voicemail or send an email, please immediately contact Justyna Rostocka or Bryan Ko in SR.

— Once the tender offer document is filed with the SEC (and the employee stock option exchange program begins), do not give any advice about whether someone should participate in the program.

— Answer questions only by referring people to our proxy statement, my email to all employees, or the employee stock option exchange FAQ. Once the tender offer documents are filed with the SEC, there will be more information available that employees can reference.

— If someone asks a question that is not covered by the materials we have provided, please refer them to Jackie Cimino in HR, or Justyna Rostocka or Bryan Ko in SR.

If you have any questions, please contact Jackie Cimino in HR, or Justyna Rostocka or Bryan Ko in SR.

I want to thank you for your attention to this important issue. The employee stock option exchange is an important opportunity for our people, and I am counting on each of you to follow these requirements as we navigate the process.

Sincerely,

Guy

The option exchange described in this e-mail has not yet commenced. Electronics For Imaging, Inc. (“EFI”) will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, or SEC, upon the commencement of the option exchange. Persons who are eligible to participate in the option exchange should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the option exchange.

In connection with the proposals to be voted on by EFI’s stockholders with respect to the option exchange programs, employee stock purchase plan amendment and new equity plan adoption discussed in this e-mail, EFI has filed a preliminary proxy statement with the SEC and intends to file other relevant materials with the SEC, including a definitive proxy statement. EFI stockholders are urged to read such materials as and when they become available and before making any voting decision regarding the proposals, because they will contain important information about the proposals to be voted on by stockholders referenced in this e-mail.

EFI stockholders and option holders will be able to obtain the written materials described above and other documents filed by EFI with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, stockholders and option holders may obtain free copies of the documents filed by EFI with the SEC by directing a written request to: Electronics For Imaging, Inc., 303 Velocity Way, Foster City, California 94404, Attention: Investor Relations.